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                                                                   EXHIBIT 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Thursday, December 28, 2000
                                                     _____ P.M. CST





                        BELO OFFICIALLY CHANGES NAME FROM
                      A. H. BELO CORPORATION TO BELO CORP.

         DALLAS -- Belo (NYSE: BLC) announced today that, effective January 1, 2001, the Company's official name will change from A. H. Belo Corporation to Belo Corp.. The change will be achieved via the merger of a newly organized Delaware subsidiary named Belo Corp. with the existing A. H. Belo Corporation. The sole purpose of the merger is to change the corporation's name, which does not require shareholder approval under Delaware law. The Company's Board of Directors previously approved the name change and related merger.

         Any and all references to the Company should be Belo, except where a legal designation requires Belo Corp., the Company's official name.

         Belo is one of the nation's largest media companies with a diversified group of market-leading broadcasting, publishing, cable and interactive media assets. A Fortune 1000 company with more than 9,000 employees and $1.6 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, Arizona, Southern California, Rhode Island, and the Mid-Atlantic region. Belo owns 18 television stations (six in the top 17 markets) reaching 14 percent of
U. S. television households; six cable news channels; and, three television stations managed through local marketing agreements. Belo publishes six daily newspapers including The Dallas Morning News, The Providence Journal and The Press-Enterprise (Riverside, CA). Belo Interactive's new media businesses include 38 Web sites, several interactive alliances, and a broad range of Internet-based products. For more information on Belo, contact Skip Cass, Belo's senior vice president, at 214-977-6602. Additional information, including earnings releases, is available online at www.belo.com.